Exhibit 21.1

Direct and Indirect Subsidiaries of Cottonwood Communities, Inc.

Cottonwood Communities O.P., LP
CC West Palm Holding, LLC
CC West Palm, LLC
CC Dolce Twin Creeks Lender, LLC
CC Lector85, LLC
2409 East 2nd Avenue, LLC
KRE JA One Upland Owner LLC
Cottonwood Communities TRS, LLC
CC 2980 Huron, LLC
CA Residential 2980 Huron PE, LLC
CC Astoria West, LLC
Astoria West JV, LLC
CC 801 Riverfront, LLC
CCA Residential 801 PE Junior, LLC

The subsidiaries listed above are all organized in the State of Delaware